CERTIFICATE OF AMENDMENT
OF
CERTIFICATE OF INCORPORATION
OF
GL Energy & exploration, INC.

GL Energy & Exploration, Inc., a corporation duly organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify the following:

I. The amendment to the Corporation’s Certificate of Incorporation set forth below was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware and thereafter was duly adopted by the consent of the holders of a majority of the outstanding voting stock of the corporation in accordance with the provisions of Sections 228 and 242 of the General Corporation Law of the State of Delaware.

II. Article FIRST of the Corporation’s Certificate of Incorporation is amended to read in its entirety as follows:

“FIRST: The name of the Corporation is American Southwest Music Distribution, Inc.”

III. Article FOURTH of the Corporation’s Certificate of Incorporation is amended by deleting the first sentence thereto and inserting the following in lieu thereof to read as follows:

“FOURTH: The total number of shares of capital stock of all classes which the Corporation shall have authority to issue is 105,000,000 shares, of which 5,000,000 shares shall be Preferred Stock, par value $.001 per share, and 100,000,000 shares shall be Common Stock, par value $.001 per share.

Each seventy four (74) shares of Common Stock, outstanding on the effective date of this Amendment shall be automatically converted into one (1) share of Common Stock and, in lieu of fractional shares, each share so converted shall be rounded up to the next highest number of full shares of Common Stock.”

IN WITNESS WHEREOF, the undersigned hereby duly executes this Certificate of Amendment hereby declaring and certifying under penalty of perjury that this is the act and deed of the Corporation and the facts herein stated are true, this 17th day of August, 2006.

GL ENERGY & EXPLORATION, INC.

By:	/s/ David Michery
David Michery, President